NPC 0321 - STATUTORY BODIES COMPENSATION POLICY

CORPORATE GOVERNANCE

Version 2 of 12.13.2023

1. PURPOSE

Establishing guidelines to be observed and applied in structuring the compensation of members of statutory bodies of Companhia Paranaense de Energia – Copel (Holding), its wholly-owned subsidiaries and their direct or indirect equity interests.

It is also applicable, where appropriate, to subsidiaries and joint ventures, and indicatively to affiliated companies and other equity interests, respecting their corporate procedures, proportionally to the relevance, materiality, and risks of the business in which they are participants. For the purposes of this Policy, the group of companies listed in the previous paragraphs, from now on, will be called Copel.

2. CONCEPTS

2.1 MANAGER

The Manager of this Policy is the Board of Directors – CAD.

2.2 - SENIOR MANAGERS

Members of the Board of Directors and Executive Board.

2.3 - BOARD OF DIRECTORS

Strategic and collegiate deliberative body responsible for the company's superior guidance.

2.4 - SUPERVISORY BOARD

Body responsible for overseeing the acts of Executive Directors and verifying compliance with their legal and statutory duties.

2.5 - STATUTORY AUDIT COMMITTEE

Independent body, of an advisory and permanent nature, to advise the Board of Directors - CAD, regarding the exercise of the following functions of auditing, supervision and inspection of the accounting and financial reporting processes, internal controls and risk management and activities of independent internal and external auditors.

2.6 – PEOPLE COMMITEE - CDG

Statutory body, of a consultative and permanent nature, to advise the Board of Directors – CAD, considering the CAD's competence, regarding drawing up and monitoring the remuneration strategy for directors, executive directors, members of advisory committees and of supervisory board, among others.

2.7 - SUSTAINABLE DEVELOPMENT COMMITTEE - CDS

Statutory body, of a consultative and permanent nature, to advise the Board of Directors – CAD, considering the deliberative competence of that body, regarding the sustainable development of the Company and its SIs, with emphasis on the environmental, social and corporate governance dimensions (ESG), within best practices, as well as in the analysis and issuance of recommendations and opinions related to compliance with legal and regulatory requirements, internal provisions and commitments assumed by the Company.

2.8 - INVESTMENT AND INNOVATION COMMITTEE

Independent body, of an advisory and permanent nature, to advise the Board of Directors - CAD, responsible for analyzing and issuing recommendations for the company's investment proposals, forwarded by Copel Holding's Executive Board.

2.9 - VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY

It comprises the amount of variable remuneration linked to financial-accounting indicators, which underwent changes due to a financial-accounting update after the ordinary payment of the remuneration incentive.

2.10 – REIMBURSEMENT OF VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY

Refers to the recovery of the amount of variable remuneration eligible for the company, applicable to each Executive Director and employees appointed by the Administrator, considering financial-accounting updates.

3. PRINCIPLES

For the purposes of this policy, the following are basic principles to be considered when defining the compensation of the Statutory Bodies:

3.1 - Focus on Results: compensation must be linked to the establishment of strategies for achieving the company's corporate purpose with high performance, seeking to maximize value, generate profit, distribute dividends, and maintain the company's economic and financial sustainability.

3.2 - Diligence: compensation should not encourage actions that induce members of statutory bodies to adopt short-term measures without support or that, even, harm the organization in the long term. The short-term character of targets related to variable compensation should be avoided, or even the creation of unattainable or inconsistent challenges, which would induce the board to expose the organization to extreme or unnecessary risks.

3.3 - Transparency: the compensation policy must be made available to shareholders and stakeholders in compliance with legislation and good Corporate Governance practices.

3.4 - Equity: fair and isonomic treatment of all statutory bodies, shareholders and other stakeholders, taking into account the complexity of attributions, their rights, duties, needs, interests, results achieved and expectations.

3.5 – Competitiveness: compensation must be aligned with market benchmarks, through the adoption of short- and long-term incentive instruments to ensure the attraction and retention of professionals with the skills and values required by the Company.

3.6 - Corporate responsibility: the compensation of the members of the statutory bodies must be based on the zeal of the Company's economic and financial viability and on the reduction of negative externalities of its business and operations and increase the positive ones, observing the short, medium and long term.

3.7 – Commitment to ESG issues - Environmental, Social and Governance: the compensation of members of statutory bodies must consider objectives and targets related to ESG aspects, which it considers best practices, to guide the performance of organizations in relation to sustainability and responsible development, as a way to stimulate the sustainability agenda.

4. GUIDELINES

4.1 - Ensuring that the compensation of the members of the statutory bodies, set by the Shareholders' meeting or by another highest body with this attribution, of the company in which Copel holds a shareholding, considers the applicable legislation, responsibilities, time dedicated to functions, qualification and competence required, as well as the inherent risks of each position.

4.2 - Establishing compensation practices for Copel and other equity interests, aligned with market benchmarks based on salary surveys, noting, among other characteristics, similar size to the Company, billing, number of employees; scope, diversity and complexity, with a view to ensuring the attraction and retention of professionals with the required skills.

4.3 - Reinforcing meritocracy, promoting a culture aligned with results, motivating the members of the Statutory Bodies to overcome results and create sustainable and long-term value for shareholders and other stakeholders.

4.4 - Including in the variable compensation structure a system of checks and balances that indicates the limits of action of those involved and prevents the same person from controlling the decision-making process and its respective inspection.

4.5 - Including in the compensation structure of the members of the statutory bodies the need to achieve the ESG goals, stipulated by the Company, reinforcing the commitment to create value in a sustainable way for shareholders and other stakeholders.

4.6 - Aligning the priorities and efforts of the Executive Board and statutory bodies in order to add value to the Company, constantly seeking balance in relations with stakeholders.

4.7 - Establishing the practice of reimbursement of variable remuneration eligible for recovery and ensure that Executive Directors, in accordance with NAC 040132 – Recovery of Eligible Variable Remuneration, sign the Term of Recognition and Acceptance relating to variable remuneration eligible for recovery, as per Annex I of said NAC .

5. COMPENSATION GOVERNANCE

5.1 COMPENSATION

5.1.1 - Under the terms of its Rules of Procedure, the Sustainable Development Committee has the prerogative to analyze, evaluate and recommend to Copel's Board of Directors (Holding) strategic guidelines or improvements in the compensation practices of the Executive Board, the Company's Statutory Boards and Committees.

5.1.2 - The global annual compensation of the members of the statutory bodies will be set by the Company's shareholders at a Shareholders' meeting, pursuant to article 152 of Brazilian Federal Law 6,404 of December 15, 1976 or, for companies in which Copel holds an equity interest, in the form as the legislation or its corporate instruments define.

5.2 - VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY

5.2.1 - REIMBURSEMENT OF VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY
If there is a need to recover eligible variable remuneration, the rules contained in NAC 040132 - Recovery of Eligible Variable Remuneration must be observed.

5.2.2 - DISCLOSURE REPORTS
The Company shall file all disclosures relating to this Policy in accordance with the requirements of Brazilian and US federal securities laws or regulations, including any disclosure required by the applicable rules of the Security Exchange Commission (SEC), a US agency equivalent to the Brazilian Securities and Exchange Commission (CVM).

6. COMPENSATION COMPONENTS:

6.1 - The total compensation of the Executive Board is composed of:

6.1.1 - Basic Compensation: Fixed portion (fees) that aims to recognize and reflect the value of the position internally and externally, as well as the individual performance, experience, education and knowledge of the executive.

6.1.2 - Incentives: Variable portion defined with the objective of rewarding the achievement and surpassing of the Company's and/or individual goals, aligned with the budget, strategic planning and market. It is linked to the performance of the Company and each Executive Board in relation to concrete, predetermined, quantifiable economic-financial, ESG and operational objectives that will capture long-term and sustainable value creation for shareholders and other stakeholders.

6.1.3 - Benefits: Complementary installment consisting of a private pension plan, health plan, food allowance (representation allowance) and collection of the Severance Indemnity Fund – FGTS.

6.2 - The compensation of the Board of Directors, Supervisory Board and the Statutory Advisory Committees of the Board of Directors is composed of:

6.2.1 - Basic compensation – fixed installment (fees).

6.2.2 - Benefits – supplementary portion consisting of private pension plan and health plan.

Note. Members of the Board of Directors, Supervisory Board and other Advisory Committees of the Board of Directors will be reimbursed by the Company for travel, food and accommodation expenses, eventually necessary for the performance of their function.

7. REFERENCES

a) Section 303A.14 of the Securities and Exchange Act of 1934;

b) Securities and Exchange Act of 1934;

c) Sarbanes-Oxley, of 2002;

d) Dodd-Frank Wall Street Reform and Consumer Protection Act, of 2010;

e) Brazilian Federal Law No. 6,404/1976;

f) Copel Corporate Bylaws;

g) Code of Best Corporate Governance Practices of the Brazilian Institute of Corporate Governance – IBGC; and

h) NPC 0315 Copel's Policy on Nomination.

NPC 0321 of 08.12.2021 update.

This policy was approved at the 245th Ordinary Meeting of the Board of Directors - ROCAD on 12.13.2023, after the favorable recommendation of the 2,582nd Executive Board Meeting - REDIR, on 12.08.2023.

This Policy shall enter into force upon its approval at an ordinary meeting of the CAD and, with regard to the Reimbursement of Variable Remuneration Eligible for Recovery (item 5.2), shall take effect on October 2, 2023.

NAC 040132 ELIGIBLE VARIABLE COMPENSATION RECOVERY

HUMAN RESOURCES - PERSONNEL ADMINISTRATION

Version 1, of 18/12/2023

1. PURPOSE

Establishment of rules and criteria for the recovery of variable compensation eligible to statutory officers of Companhia Paranaense de Energia - Copel (Holding Company) and its wholly-owned subsidiaries (SIs), hereinafter referred to as Copel.

2. CONCEPTS

2.1 - <u>ACCOUNTING UPDATE</u>

Includes accounting updates of the following types:

a) Restatement: due to Copel's material non-compliance with any financial reporting requirements under securities laws, corporate laws, accounting standards and instructions, including any accounting update necessary to correct an error in previously issued financial statements that is relevant to those previously issued financial statements (a "Big R" update); or

b) Reformulation that would result in a material distortion if the error were corrected in the current period or left uncorrected in the current period (a reformulation with a "small r").

2.2 - <u>STATUTORY AUDIT COMMITTEE</u>

An independent, advisory, and permanent body to assist the Board of Directors – CAD, regarding the exercise of the following audit, supervision, and oversight functions of the processes of presentation of financial and accounting reports, internal controls, risk management, and the activities of internal and external auditors.

2.3 – <u>PEOPLE COMMITTEE - CDG</u>

A statutory advisory and permanent body to assist the Board of Directors – CAD, considering the CAD's responsibilities regarding the development and monitoring of the compensation strategy for executive officers, advisory committee members, and fiscal council members, among others.

2.4 - <u>RECOVERY PERIOD</u>

Regarding any Accounting Representation, it means the three complete fiscal years of Copel immediately preceding the Representation Date and any transition period (resulting from a change in Copel's fiscal year) of less than nine months within or immediately after those three completed fiscal years.

2.5 - <u>RECOVERY RULES</u>

Means Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission – SEC/USA under it (including Rule 10D-1 under the Exchange Act) or the Listing Exchange according to Rule 10D-1 under the Exchange Act. Law (including Section 303A.14 of the Listed Company Manual on the New York Stock Exchange (NYSE)), as may be in effect from time to time.

2.6 – <u>ELIGIBLE VARIABLE COMPENSATION</u>

Includes, regarding each Executive Officer, as a result of an accounting update, the amount of recoverable eligible incentive compensation that exceeds the amount of recoverable eligible incentive compensation that would otherwise have been received if determined based on updated values, calculated without considering any taxes paid.

2.7 - <u>RECOVERY-ELIGIBLE INCENTIVE COMPENSATION</u>

Includes, regarding each individual who has served as Executive Officer at any time during the applicable performance period for any Incentive-Based Compensation (whether or not that individual is serving as Executive Officer at the time the recoverable variable compensation is due to the Company), all incentive-based compensation received by such individual (i) on or after the Effective Date; (ii) after commencing service as an

Executive Officer; (iii) while the Company has listed securities on an Exchange; and (iv) during the applicable Recovery Period.

2.8 – EXECUTIVE OFFICER AND APPOINTED COLLABORATORS

For the purposes of this Standard, it means any individual who is or has been an executive officer as determined by the Administrator under the definition of "executive officer" as established in the Recovery Rules and any other senior executive, employee, or other collaborator of the Company who may, from time to time, be considered subject to NPC 0321 - Statutory Bodies Compensation Policy by the Administrator. To avoid doubt, the Administrator of NPC 0321 will have full discretionary power to determine which collaborators in the Company will be considered for the purposes of applying NPC 0321.

2.9 – FINANCIAL REPORTING MEASURES

This means measures that are determined and presented under the accounting principles used in preparing Copel's financial statements and any measures that are derived wholly or partially from such measures. Stock price and total shareholder return will be considered, for the purposes of this standard, Financial Reporting Measures. A measure does not need to be presented in the Company's financial statements or included in filings with the Brazilian Securities and Exchange Commission (CVM) or the USA Securities and Exchange Commission (SEC/USA) to be considered a Financial Reporting Measure.

2.10 – INCENTIVE-BASED COMPENSATION

Comprises any compensation granted, obtained, or acquired based, wholly or partly, on the achievement of a Financial Reporting Measure.

2.11 – IMPRACTICABLE

Shall mean, according to the good-faith determination of the majority of independent executive officers acting on the CAD, that

i. direct expenses paid to third parties to assist in the enforcement of NPC 0321 - Statutory Compensation Policy against an Executive Officer would exceed the amount to be recovered, after Copel has made a reasonable attempt to recover the applicable recoverable variable compensation, documented such reasonable attempt(s), and provided such documentation to the Listing Exchange;
ii. recovery would violate Brazilian law where that law was adopted before November 28, 2022, provided that, before concluding that it would be impracticable to recover any amount of recoverable variable compensation based on a violation of Brazilian law, the Company has obtained an opinion from its lawyer, acceptable to the Listing Exchange, that recovery would result in such violation, and a copy of the opinion is provided to the Listing Exchange; or
iii. recovery would likely cause tax-qualified retirement plans, under which benefits are widely available to the Company's employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411 (a).

2.12 – LISTING EXCHANGE

Refers to financial institutions on which the Company's securities are listed, e.g., New York Stock Exchange (NYSE) or any other U.S. securities exchange or U.S. national securities association.

2.13 – "RECOVERY METHOD"

Will include, but is not limited to

i. requiring the reimbursement of eligible variable compensation;
ii. seeking recovery of any gain realized on the acquisition, exercise, settlement, sale, transfer, or other disposal of any stock-based awards;

iii. offsetting Incorrectly Attributed Compensation against any compensation owed by the Company to the Executive Officer;

iv. cancellation of vested or unvested equity awards outstanding; and/or

v. taking any other corrective and recovery action permitted by applicable law, as determined by the Administrator.

2.14 - RECEIVED

This means, regarding any Incentive-Based Compensation, considered receipt and Incentive-Based Compensation considered received in the Company's fiscal year during which the Financial Reporting Measure specified in the grant of Incentive-Based Compensation is achieved, even if the payment or grant of Incentive-Based Compensation occurs after the end of that period.

For clarity, Incentive-Based Compensation that is subject to a Financial Reporting Measure vesting condition and a service-based vesting condition will be considered received when the Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

2.15 - UPDATE DATE

Refers to the earliest of

i. the date on which the CAD, a CAD committee, or the executive officer or executive officers of Copel authorized to take such action, if CAD action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Statement; or

ii. the date on which a court, regulator, or other legally authorized body instructs the Company to prepare an Accounting Representation.

2.16 – SECURITY EXCHANGE COMMISSION – SEC

Equivalent to the U.S. Securities and Exchange Commission.

3. PROVISIONS

3.1 - If Copel is required to prepare an Accounting Restatement, the Administrator of NPC 0321 - Statutory Bodies Compensation Policy shall reasonably promptly (according to applicable Recovery Rules) determine the amount of any Recoverable Variable Compensation for each Executive Officer together with such Accounting Restatement and shall thereafter, with reasonable promptness, provide each Executive Officer with a written notice containing the amount of Recoverable Variable Compensation and a demand for reimbursement or return, as applicable.

3.2 - For Recovery-Eligible Incentive Compensation based on stock price or total shareholder return, where the amount of Eligible Variable Compensation is not subject to direct mathematical recalculation from the information in the applicable Accounting Update, the amount will be determined by the Administrator of NPC 0321 - Statutory Bodies Compensation Policy based on a reasonable estimate of the effect of the accounting update on stock prices or total shareholder return after which the recoverable eligible incentive compensation was received (in this case, the Company will maintain documentation of such determination of this reasonable estimate and provide such documentation to the Listing Exchange).

3.3 - The Administrator of NPC 0321 - Statutory Bodies Compensation Policy is authorized to hire, on behalf of the Company, any third-party consultants deemed convenient to perform any calculations based on NPC 0321 and this NAC. To avoid doubts, recovery under the above Policy shall not require finding any misconduct on the part of individuals covered by this Standard or who are also held responsible for the accounting error that led to an Accounting Update.

3.4 - This NAC, under NPC 0321 - Statutory Bodies Compensation, shall be interpreted consistently with the

requirements of the Recovery Rules. The terms of this NAC shall also be interpreted and applied to comply with applicable law, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Administrator determines to be applicable.

3.5 - If any provision of this NAC is deemed unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall be automatically deemed amended in a manner consistent with its objectives to the extent necessary to comply with any limitations required by applicable law.

3.6 - This NAC may be modified or changed in whole or in part, from time to time, at the discretion of the Administrator of NPC 0321 - Statutory Bodies Compensation Policy, who may change any provisions of this NAC as deemed necessary, including as and when determined to be legally required by the Recovery Rules, or any federal securities law, SEC rule, or Listing Exchange rule.

3.7 - This NAC will remain in effect only as long as the Recovery Rules, item 2.5, apply to Copel.

3.8 - In the event of any reimbursement of recoverable variable compensation owed to the Company, the Administrator of NPC 0321 - Statutory Bodies Compensation Policy shall reasonably promptly recover the recoverable variable compensation through any recovery method it deems reasonable and appropriate in its discretion based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery.

3.9 - To avoid doubts, except to the extent permitted by the Recovery Rules, in no event shall the Company accept an amount less than the amount of Recoverable Variable Compensation in fulfilling the obligations of an Executive Officer under NPC 0321 - Statutory Bodies Compensation Policy. Notwithstanding any provision to the contrary in this document, the Company shall not be required to take the actions included in this item if recovery is impracticable. In implementing the actions included in this item, the Administrator of NPC 0321 shall act under the Listing Exchange standards and requirements and applicable Recovery Rules.

3.10 - The Administrator of NPC 0321 may require that any employment contract, stock grant agreement, or any other agreement entered into on or after the Effective Date, as a condition for granting any benefits under it, require an Executive Officer to agree to comply with the terms of this NAC.

3.11 - It is considered that the Executive Directors and appointed collaborators, by signing the attached term, are in agreement and fully submit to the terms of NPC 0321 - Statutory Bodies Compensation Policy to the extent of its applicable provisions, and they are contractually bound to its enforcement provisions.

3.12 - The Executive Officers who cease employment or service at Copel will continue to be subject to the terms of NPC 0321 - Statutory Bodies Compensation Policy regarding Eligible Incentive Compensation for Recovery.

3.13 - Any recovery right under NPC 0321 - Statutory Bodies Compensation Policy is additional and does not replace any other remedies or recovery rights that may be available to Copel under the law, regulation, or applicable rule or the terms of any similar policy in any employment contract, cash bonus plan, stock grant agreement, or similar agreement, and any other legal remedies available to Copel.

3.14 - Nothing in this NAC or NPC 0321 - Statutory Bodies Compensation Policy prevents Copel from implementing any additional recovery or recovery policies regarding Executive Officers, appointed collaborators or any other service provider of Copel. The application of the aforementioned Policy does not prevent Copel from taking any other action to enforce any obligations of the Executive Officer to Copel, including termination of the employment contract, initiation of civil or criminal proceedings, or any other remedies that may be available to Copel regarding any Executive Officer.

3.15 - Notwithstanding any provision to the contrary, no amendment or termination of this NAC shall be effective if such amendment or termination (after taking into account any actions taken by the Company simultaneously with such amendment or termination) would cause Copel to violate Recovery Rules or any federal securities law, SEC rule, or Listing Exchange rule.

3.16 - Additionally, unless otherwise determined by the Administrator of NPC 0321 - Statutory Bodies Compensation Policy or altered otherwise, this Standard will be automatically deemed altered as necessary to comply with any changes in Recovery Rules.

3.17 - No Executive Officer shall be indemnified for the loss of any eligible variable compensation that is recovered under the terms of NPC 0321 - Statutory Bodies Compensation Policy and this NAC and/or in the Recovery Rules, including any payment or reimbursement for the cost of third-party insurance acquired by any Executive Officer to cover any loss under this Policy and/or the Recovery Rules.

3.18 - Furthermore, no agreement shall be entered into that exempts any incentive-based compensation from the application of NPC 0321 - Statutory Bodies Compensation Policy or waives Copel's right to recover any eligible variable compensation, and said NPC shall supersede any such agreement (whether entered into before or after the Effective Date). Any purported indemnification (oral or written) shall be null and void.

3.19 - Each Executive Officer shall sign and return to the Company the Acknowledgment and Acceptance Form attached to this document as Exhibit I, whereby such Executive Officer acknowledges being bound by the terms of this Policy; provided, however, that this Policy applies and is enforceable against any Executive Officer and their successors, regardless of whether such Executive Officer signs or properly returns such Acknowledgment and Acceptance Form to the Company and regardless of whether the Executive Officer has knowledge of their status as such.

3.20 - This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators, or other legal representatives to the extent required by Recovery Rules or as otherwise determined by the Administrator.

3. RELATED STANDARDS

a) NPC 0321 - Statutory Bodies Compensation Policy

(Electronically signed)

ANA LETÍCIA FELLER
Business Management Officer

ADRIANO RUDEK DE MOURA
Chief Finance and Investor Relations Officer

This standard takes effect upon its publication.

Companhia Paranaense de Energia COPEL

Protocol:

Exhibit I

ACKNOWLEDGEMENT AND ACCEPTANCE TERM

Referring to the variable remuneration eligible for recovery

The capitalized terms used below have the meanings assigned to them in the Remuneration Policy (NPC 0321). By signing this form, the Executive Director or Appointed Collaborator acknowledges and confirms that he or she has received and reviewed a copy of the Policy and agrees to the following terms:

(a) the Policy applies during and after the Executive Director's employment with the Company;

(b) where relevant, the Policy amends any employment contract, share grant agreement or similar agreement to which the Executive Director or Appointed Collaborator is a party with the Company;

(c) the Executive Director or Appointed Collaborator shall comply with the terms of the Policy, including, but not limited to, returning to the Company any Eligible Variable Compensation to the extent required;

(d) any amounts owed to the Executive Director or Appointed Collaborator in respect of the Eligible Variable Compensation shall be subject to the current Policy, including future modifications, made at the sole discretion of the Administrator or as required by applicable law or the requirements of the Listing Exchange, without the need to change this term of recognition and acceptance;

(e) the Company may recover remuneration paid to the Executive Director or Appointed Collaborator through any Recovery Method that the Administrator deems appropriate

(f) the Executive Director or or Appointed Collaborator undertakes to meet any request or requirement for reimbursement by the Company to comply with the Policy; and

(g) The Company may, to the maximum extent permitted by applicable law, offset any amount that may be due to the Executive Officer by any amount to be recovered by the Company under the Policy, to the extent such amount has not been returned by the Executive Officer or Appointed Collaborator to the Company before the date on which any subsequent amount becomes due to the Executive Officer or Appointed Collaborator.

____________________, ______________ ____, ______.

City and date

____

Signature

1st Copy – Administrator of NPC 0321 - Statutory Bodies Compensation Policy

2nd Copy – Executive Director or Collaborator Appointed by the Administrator of NPC 0321